Exhibit 99.1

TERMINATION AGREEMENT

August 3, 2026

Each of the undersigned was a party to that certain Amended and Restated Group Agreement, dated as of April 24, 2026, as amended on June 8, 2026 (the “Group Agreement”), with respect to Genesco Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Group Agreement.

WHEREAS, pursuant to Section 11 of the Group Agreement, the Group Agreement terminated upon the certification of the results of the Annual Meeting;

WHEREAS, notwithstanding the certification of the results of the Annual Meeting, Radoff and Jumana elected to remain as members of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) and to continue to coordinate their activities with respect to the Company; and

WHEREAS, Radoff and Jumana now desire to cease the coordination of their activities with respect to the Company and to no longer be members of a “group” with respect to the Company.

NOW, THEREFORE, Radoff and Jumana hereby agree that they are no longer coordinating their activities or acting as a “group” with respect to the Company effective immediately.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed as of the day and year first above written.

The Radoff Family Foundation

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

/s/ Bradley L. Radoff
Bradley L. Radoff

Jumana Capital Investments LLC

By:	/s/ Christopher R. Martin
	Name:	Christopher R. Martin
	Title:	Manager

/s/ Christopher R. Martin
Christopher R. Martin